EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
RCM Technologies, Inc.

We consent to the incorporation by reference of our report dated February 22, 2012 with respect to our audits of the December 31, 2011 and January 1, 2011 consolidated financial statements and schedule II included in the Annual Report of RCM Technologies, Inc. on Form 10-K for the fiscal year ended December 31, 2011 in the Registration Statements of RCM Technologies, Inc. on Forms S-8 (File No. 333-165482, effective March 15, 2010, File No. 333-145904, effective September 6, 2007, File No. 333-61306, effective April 21, 1993, File No. 333-80590, effective June 22, 1994, File No. 333-48089, effective March 17, 1998, File No. 333-52206, effective December 19, 2000 and File No. 333-52480, effective December 21, 2000).

/s/ EisnerAmper LLP
EisnerAmper LLP
Edison, New Jersey
February 22, 2012